Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mirati Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, Inducement Plan	Rule 457(c) and Rule 457(h)	773,757(2)	$42.605(3)	$32,965,917(3)	0.0001476	$4,865.77

Total Offering Amounts					$32,965,917		$4,865.77

Total Fee Offsets							—

Net Fee Due							$4,865.77

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the Mirati Therapeutics, Inc.’s Inducement Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents new shares of Common Stock that were added to the shares authorized for issuance under the Plan pursuant to a second amendment to the Plan that was duly adopted and approved by the Compensation Committee of the Registrant’s board of directors on September 27, 2023.

(3)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on October 2, 2023, as reported on The Nasdaq Global Select Market.